    Exhibit 99.1

NEWS RELEASE October 20, 2021

Contacts: Dan Schlanger, CFO
Ben Lowe, SVP & Treasurer
FOR IMMEDIATE RELEASE	Crown Castle International Corp.
713-570-3050

CROWN CASTLE REPORTS THIRD QUARTER 2021 RESULTS, PROVIDES OUTLOOK FOR FULL YEAR 2022 AND ANNOUNCES 11% INCREASE TO COMMON STOCK DIVIDEND

October 20, 2021 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) ("Crown Castle") today reported results for the third quarter ended September 30, 2021, maintained its full year 2021 outlook, and issued its full year 2022 outlook, as reflected in the table below.

	Full Year 2022		Full Year 2021
(dollars in millions, except per share amounts)	Current Outlook Midpoint(a)	Midpoint Growth Rate Compared to Previous Year Outlook	Current Outlook Midpoint(a)	Midpoint Growth Rate Compared to Previous Year Actual(b)
				As Reported	As Adjusted(c)
Site rental revenues	$5,975	5%	$5,700	7%	7%
Income (loss) from continuing operations(e)	$1,424	28%	$1,114(d)	5%	34%
Income (loss) from continuing operations per share —diluted(e)(f)	$3.28	28%	$2.57(d)	9%	40%
Adjusted EBITDA(e)	$4,022	6%	$3,787	2%	11%
AFFO(e)(f)	$3,201	8%	$2,966	3%	14%
AFFO per share(e)(f)	$7.36	8%	$6.83	1%	12%
(a)As issued on October 20, 2021, and, with respect to the Current Full Year 2021 Outlook, unchanged from the prior full year 2021 Outlook issued on July 21, 2021.
(b)See "Full Year 2021 and 2022 Outlook" below for our full year 2020 actual results.
(c)As Adjusted growth rates exclude the impact of the cancellation of certain small cells previously contracted with Sprint Corporation and a reduction in staffing that occurred in fourth quarter 2020 (collectively, "Nontypical Items"), as further described in our press release dated January 27, 2021 and reconciled in "Non-GAAP Financial Measures, Segment Measures and Other Calculations" herein.
(d)Does not reflect the impact related to the ATO Settlement (as defined in the Form 8-K filed with the Securities and Exchange Commission on April 26, 2021 ("April 8-K"), which is attributable to discontinued operations as discussed in the April 8-K.
(e)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for further information and reconciliation of non-GAAP financial measures to Income (loss) from continuing operations, as computed in accordance with GAAP.
(f)Attributable to CCIC common stockholders.
"We delivered strong results in the third quarter and increased our annualized common stock dividend by approximately 11% to $5.88 per share," stated Jay Brown, Crown Castle’s Chief Executive Officer. "The dividend increase is supported by the expected combined growth in 2021 and 2022, and represents the second-consecutive year of dividend growth that meaningfully exceeds our long-term growth target of 7% to 8% per year. We are generating this level of growth as a result of a robust tower leasing environment, which we expect will continue in 2022, consistent small cell install volumes in 2021 and 2022 and stable fiber solutions growth, which combine to produce expected AFFO per share growth at the high end of our long-term target. We are focused on supporting our customers as they upgrade their existing cell sites as part of the first phase of the 5G build out in the U.S., which is
    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 2
resulting in record tower application volumes this year and an expected 20% increase in core leasing activity for our Towers segment for full year 2022 when compared to projected 2021 levels. This expected level of core leasing activity is approximately 50% higher than the trailing 5-year average for our Towers business.
"Looking forward, we continue to believe the deployment of 5G will extend our opportunity to create value for our shareholders, as we expect our ability to offer towers, small cells and fiber solutions, which are all integral components of communications networks, will be critical for our customers as they increase the density of their networks during the next deployment phase of 5G. Our diverse portfolio of assets and customer solutions has enabled us to outperform our long-term target growth rate of 7% to 8% since we established the target in 2017, demonstrating how well positioned Crown Castle is to capitalize on the robust demand for connectivity in the U.S. During that period, we have grown dividends per share at a compound annual growth rate of 9%, and, going forward, we believe our strategy will allow us to deliver on our long-term dividend per share growth target."
RESULTS FOR THE QUARTER
The table below sets forth select financial results for the quarter ended September 30, 2021 and September 30, 2020.

(dollars in millions, except per share amounts)	Q3 2021	Q3 2020	Change	% Change
Site rental revenues	$1,451	$1,339	+$112	+8%
Income (loss) from continuing operations	$351	$163	+$188	+115%
Income (loss) from continuing operations per share—diluted(a)	$0.81	$0.38	+$0.43	+113%
Adjusted EBITDA(b)	$976	$883	+$93	+11%
AFFO(a)(b)	$767	$668	+$99	+15%
AFFO per share(a)(b)	$1.77	$1.56	+$0.21	+13%
(a)Attributable to CCIC common stockholders.
(b)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for further information and reconciliation of non-GAAP financial measures to Income (loss) from continuing operations, as computed in accordance with GAAP.
HIGHLIGHTS FROM THE QUARTER
•Site rental revenues. Site rental revenues grew 8%, or $112 million, from third quarter 2020 to third quarter 2021, inclusive of approximately $77 million in Organic Contribution to Site Rental Revenues and a $34 million increase in straight-lined revenues. The aforementioned $77 million in Organic Contribution to Site Rental Revenues represents approximately 5.8% growth, comprised of approximately 9.1% growth from new leasing activity and contracted tenant escalations, net of approximately 3.3% from tenant non-renewals.
•Income from continuing operations. Income from continuing operations for third quarter 2021 was $351 million compared to $163 million for third quarter 2020 and was predominantly impacted by the increase in site rental revenues and services contribution as well as the absence of a loss of $95 million on retirement of long-term obligations.
•AFFO per share. AFFO per share for third quarter 2021 was $1.77, representing 13% growth when compared to $1.56 for third quarter 2020.
•Capital expenditures. Capital expenditures during the quarter were $283 million, comprised of $21 million of sustaining capital expenditures and $262 million of discretionary capital expenditures. Discretionary capital expenditures during the quarter primarily included approximately $217 million attributable to Fiber and approximately $42 million attributable to Towers.
•Common stock dividend. During the quarter, Crown Castle paid common stock dividends of approximately $575 million in the aggregate, or $1.33 per common share, an increase of approximately 11% on a per share basis compared to the same period a year ago.
    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 3

"We are excited about the substantial growth we are seeing in our business as our customers are deploying 5G at scale, supporting our expectation that AFFO per share growth for full year 2022 will be at the high end of our long-term growth target after what we expect will be 12% AFFO per share growth this year," stated Dan Schlanger, Crown Castle's Chief Financial Officer. "From 2020 through 2022, we expect to grow AFFO per share at a compound annual growth rate of 10%, demonstrating the continued strength in activity levels across our business. Looking forward, we believe we are in a great position to deliver on our long-term dividend per share growth target while at the same time making investments in our business that we believe will generate attractive long-term returns and support future growth. We believe our business and balance sheet are positioned well to support consistent AFFO growth through various economic cycles, including during periods of higher inflation and interest rates. Our cost structure is largely fixed in nature, and we have taken deliberate steps to further strengthen our balance sheet position to where we sit today with more than 90% fixed-rate debt, a weighted average maturity across our debt of more than nine years and a weighted average interest rate of 3.1%. In addition, based on the expected growth in cash flows for full year 2022, we expect to maintain a consistent dividend payout ratio and once again fund our discretionary capital budget next year with free cash flow and incremental debt capacity, consistent with our investment grade credit profile."
OUTLOOK
This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle's filings with the SEC.
The following table sets forth Crown Castle's current Outlook for full year 2021, which is unchanged from the prior full year 2021 Outlook, and full year 2022:

(in millions, except per share amounts)	Full Year 2021			Full Year 2022
Site rental revenues	$5,677	to	$5,722	$5,952	to	$5,997
Site rental cost of operations(a)	$1,538	to	$1,583	$1,548	to	$1,593
Income (loss) from continuing operations	$1,074	to	$1,154(b)	$1,384	to	$1,464
Adjusted EBITDA(c)	$3,764	to	$3,809	$3,999	to	$4,044
Interest expense and amortization of deferred financing costs(d)	$633	to	$678	$615	to	$660
FFO(c)(e)	$2,720	to	$2,765	$3,068	to	$3,113
AFFO(c)(e)	$2,943	to	$2,988	$3,178	to	$3,223
AFFO per share(c)(e)	$6.78	to	$6.89	$7.31	to	$7.41
(a)Exclusive of depreciation, amortization and accretion.
(b)Does not reflect the impact related to the ATO Settlement (as defined in the April 8-K), which is attributable to discontinued operations as discussed in the April 8-K.
(c)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for further information and reconciliation of non-GAAP financial measures to Income (loss) from continuing operations, as computed in accordance with GAAP.
(d)See reconciliation of "Components of Current Outlook for Interest Expense and Amortization of Deferred Financing Costs" for a discussion of non-cash interest expense.
(e)Attributable to CCIC common stockholders.

    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 4
Full Year 2021 and 2022 Outlook
The table below compares the results for full year 2020, the midpoint of the current full year 2021 Outlook that remains unchanged from the previous full year 2021 Outlook, and the midpoint of the current full year 2022 Outlook for select metrics.

	Midpoint of Full Year 2022 Outlook	Midpoint of Full Year 2021 Outlook	2020
(in millions, except per share amounts)	Current(a)	Current(a)	Full Year Actual	Impact from Nontypical Items
Site rental revenues	$5,975	$5,700	$5,320	$—
Income (loss) from continuing operations	$1,424	$1,114(b)	$1,056	$223
Income (loss) from continuing operations per share—diluted(c)	$3.28	$2.57(b)	$2.35	$0.52
Adjusted EBITDA(d)	$4,022	$3,787	$3,706	$286
AFFO(c)(d)	$3,201	$2,966	$2,878	$286
AFFO per share(c)(d)	$7.36	$6.83	$6.78	$0.68
(a)As issued on October 20, 2021, and, with respect to the Current Full Year 2021 Outlook, unchanged from the prior full year 2021 Outlook issued on July 21, 2021.
(b)Does not reflect the impact related to the ATO Settlement (as defined in the April 8-K), which is attributable to discontinued operations as discussed in the April 8-K.
(c)Attributable to CCIC common stockholders.
(d)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for further information and reconciliation of non-GAAP financial measures to Income (loss) from continuing operations, as computed in accordance with GAAP.

•The chart below reconciles the components of expected growth in site rental revenues from 2021 to 2022 of $255 million to $300 million, inclusive of expected Organic Contribution to Site Rental Revenues during 2022 of $245 million to $285 million, or approximately 5%. The expected consolidated growth includes approximately 5.5% from towers, approximately 5% from small cells, and approximately 3% from fiber solutions.
    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 5
•As shown in the table below, new leasing activity for full year 2022 is expected to contribute $335 million to $365 million, or $325 million to $355 million excluding the expected $10 million contribution from the year-over-year increase in prepaid rent amortization. The expected contribution from core leasing activity of $325 million to $355 million includes $155 million to $165 million of growth from towers (compared to $130 million to $140 million expected in full year 2021), $25 million to $35 million of growth from small cells (compared to $40 million to $50 million expected in full year 2021), and $145 million to $155 million of growth from fiber solutions (compared to $160 million to $170 million expected in full year 2021).

NEW LEASING ACTIVITY BY SEGMENT
	Full Year 2021 Outlook				Full Year 2022 Outlook
	Towers	Fiber		Total	Towers	Fiber		Total
(in millions)		Small Cells	Fiber Solutions			Small Cells	Fiber Solutions
New leasing activity(a)	$150-$160	$50-$60	$160-$170	$360-$390	$160-$170	$25-$35	$150-$160	$335-$365
Less: Year-over-year change in prepaid rent amortization	(20)	(10)	—	(30)	(5)	—	(5)	(10)
Core leasing activity(a)	$130-$140	$40-$50	$160-$170	$330-$360	$155-$165	$25-$35	$145-$155	$325-$355
(a)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for a discussion of our definitions of new leasing activity and core leasing activity.

•When comparing the midpoints of the full year 2021 and full year 2022 Outlooks, the impact from non-renewals is expected to increase by approximately $15 million. The expected increase includes a $20 million increase in tower non-renewals to approximately $60 million in 2022 from approximately $40 million in 2021 that primarily relates to the T-Mobile and Sprint network consolidation, offset by an expected $5 million reduction in fiber solutions non-renewals.
•The chart below reconciles the components of expected growth in AFFO from 2021 to 2022 of $215 million to $260 million.
•In addition, discretionary capital expenditures are expected to be $1.1 billion to $1.2 billion in 2022, which compares to an expected $1.1 billion in 2021 and $1.5 billion for full year 2020 actual. The lower levels of expected discretionary capital expenditures in 2021 and 2022 as compared to 2020 primarily reflect the expected
    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 6
annual deployment of 5,000 small cells in each of 2021 and 2022 relative to approximately 10,000 small cells deployed in 2020. Prepaid rent additions are expected to be approximately $400 million in 2022, consistent with the expected prepaid rent additions in 2021.
•Additional information is available in Crown Castle's quarterly Supplemental Information Package posted in the Investors section of our website.
DIVIDEND INCREASE ANNOUNCEMENT
Crown Castle's Board of Directors has declared a quarterly cash dividend of $1.47 per common share, representing an increase of approximately 11% over the previous quarterly dividend of $1.33 per share. The quarterly dividend will be payable on December 31, 2021 to common stockholders of record at the close of business on December 15, 2021. Future dividends are subject to the approval of Crown Castle's Board of Directors.
CARBON NEUTRAL GOAL
In a separate press release today, Crown Castle announced it has set a goal to be carbon neutral by 2025 in Scope 1 and 2 emissions through a combination of continued investment in energy reduction initiatives, sourcing renewable energy, and, to a lesser extent, utilizing carbon credits or offsets.
CONFERENCE CALL DETAILS
Crown Castle has scheduled a conference call for Thursday, October 21, 2021, at 10:30 a.m. Eastern time to discuss its third quarter 2021 results. The conference call may be accessed by dialing 800-263-0877 and asking for the Crown Castle call (access code 7393600) at least 30 minutes prior to the start time. The conference call may also be accessed live over the Internet at investor.crowncastle.com. Supplemental materials for the call have been posted on the Crown Castle website at investor.crowncastle.com.
A telephonic replay of the conference call will be available from 1:30 p.m. Eastern time on Thursday, October 21, 2021, through 1:30 p.m. Eastern time on Wednesday, January 19, 2022, and may be accessed by dialing 888-203-1112 and using access code 7393600. An audio archive will also be available on Crown Castle's website at investor.crowncastle.com shortly after the call and will be accessible for approximately 90 days.
ABOUT CROWN CASTLE
Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 80,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service - bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.
    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 7
Non-GAAP Financial Measures, Segment Measures and Other Calculations
This press release includes presentations of Income (loss) from continuing operations (as adjusted), including per share—diluted amounts, Adjusted EBITDA, Adjusted Funds from Operations ("AFFO"), including per share amounts, Funds from Operations ("FFO"), including per share amounts, and Organic Contribution to Site Rental Revenues, which are non-GAAP financial measures. These non-GAAP financial measures are not intended as alternative measures of operating results or cash flow from operations (as determined in accordance with Generally Accepted Accounting Principles ("GAAP")).
Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies, including other companies in the communications infrastructure sector or other real estate investment trusts ("REITs").
In addition to the non-GAAP financial measures used herein, we also provide Segment Site Rental Gross Margin, Segment Services and Other Gross Margin and Segment Operating Profit, which are key measures used by management to evaluate our operating segments. These segment measures are provided pursuant to GAAP requirements related to segment reporting. In addition, we provide the components of certain GAAP measures, such as capital expenditures.
Our non-GAAP financial measures are presented as additional information because management believes these measures are useful indicators of the financial performance of our business. Among other things, management believes that:
•Income (loss) from continuing operations (as adjusted), including per share—diluted amounts, is useful to investors and other interested parties in evaluating our financial performance. Management believes that this measure is meaningful to investors as it adjusts Income (loss) from continuing operations to exclude the impact of the Nontypical Items (as defined in this press release and described further in our press release dated January 27, 2021), which management believes are unusual (including with respect to magnitude), infrequent and not reasonably likely to recur in the near term, to provide further insight into our results of operations and underlying trends and projections. Management also believes that identifying the impact of Nontypical Items as adjustments provides more transparency and comparability across periods. There can be no assurances that such items will not recur in future periods. Income (loss) from continuing operations (as adjusted), including per share—diluted amounts should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance.
•Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is the primary measure used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of the communications infrastructure sector and other REITs to measure financial performance without regard to items such as depreciation, amortization and accretion which can vary depending upon accounting methods and the book value of assets. In addition, Adjusted EBITDA is similar to the measure of current financial performance generally used in our debt covenant calculations. Separately, we are also disclosing Adjusted EBITDA as adjusted to exclude the impact of Nontypical Items, which management believes are unusual (including with respect to magnitude), infrequent and not reasonably likely to recur in the near term, to provide further insight into our results of operations and underlying trends and projections. Management also believes that identifying the impact of Nontypical Items as adjustments provides increased transparency and comparability across periods. There can be no assurances that such items will not recur in future periods. Adjusted EBITDA (including as further adjusted to exclude Nontypical Items) should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance.
•AFFO, including per share amounts, is useful to investors or other interested parties in evaluating our financial performance. Management believes that AFFO helps investors or other interested parties meaningfully evaluate our financial performance as it includes (1) the impact of our capital structure (primarily interest expense on our outstanding debt and dividends on our preferred stock (in periods where applicable)) and (2) sustaining capital expenditures, and excludes the impact of our (a) asset base (primarily depreciation, amortization and accretion) and (b) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations, or rent free periods, the revenue or expense is recognized on a straight-lined basis over the fixed, non-cancelable term of the contract. Management notes that Crown Castle uses AFFO only as a performance measure.
    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 8
Separately, we are also disclosing AFFO as adjusted to exclude the impact of Nontypical Items, which management believes are unusual (including with respect to magnitude), infrequent and not reasonably likely to recur in the near term, to provide further insight into our results of operations and underlying trends and projections. Management also believes that identifying the impact of Nontypical Items as adjustments provides increased transparency and comparability across periods. There can be no assurances that such items will not recur in future periods. AFFO (including as further adjusted to exclude Nontypical Items) should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flows from operations or as residual cash flow available for discretionary investment.
•FFO, including per share amounts, is useful to investors or other interested parties in evaluating our financial performance. Management believes that FFO may be used by investors or other interested parties as a basis to compare our financial performance with that of other REITs. FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily depreciation, amortization and accretion). FFO is not a key performance indicator used by Crown Castle. FFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flow from operations.
•Organic Contribution to Site Rental Revenues is useful to investors or other interested parties in understanding the components of the year-over-year changes in our site rental revenues computed in accordance with GAAP. Management uses the Organic Contribution to Site Rental Revenues to assess year-over-year growth rates for our rental activities, to evaluate current performance, to capture trends in rental rates, new leasing activities and tenant non-renewals in our core business, as well to forecast future results. Organic Contribution to Site Rental Revenues is not meant as an alternative measure of revenue and should be considered only as a supplement in understanding and assessing the performance of our site rental revenues computed in accordance with GAAP.
We define our non-GAAP financial measures, segment measures and other calculations as follows:
Non-GAAP Financial Measures
Income (loss) from continuing operations (as adjusted). We define Income (loss) from continuing operations (as adjusted) as Income (loss) from continuing operations less other operating income resulting from the Nontypical Items, plus incremental operating expenses and asset write-downs as a result of the Nontypical Items.
Income (loss) from continuing operations (as adjusted) per share—diluted. We define Income (loss) from continuing operations (as adjusted) per share—diluted as Income (loss) from continuing operations (as adjusted), divided by diluted weighted-average common shares outstanding.
Adjusted EBITDA. We define Adjusted EBITDA as Income (loss) from continuing operations plus restructuring charges (credits), asset write-down charges, acquisition and integration costs, depreciation, amortization and accretion, amortization of prepaid lease purchase price adjustments, interest expense and amortization of deferred financing costs, (gains) losses on retirement of long-term obligations, net (gain) loss on interest rate swaps, (gains) losses on foreign currency swaps, impairment of available-for-sale securities, interest income, other (income) expense, (benefit) provision for income taxes, cumulative effect of a change in accounting principle and stock-based compensation expense. Separately, Adjusted EBITDA, as adjusted to exclude the impact of Nontypical Items, reflects Adjusted EBITDA, less other operating income resulting from the Nontypical Items, plus incremental operating expenses as a result of the Nontypical Items.
Adjusted Funds from Operations. We define Adjusted Funds from Operations as FFO before straight-lined revenue, straight-lined expense, stock-based compensation expense, non-cash portion of tax provision, non-real estate related depreciation, amortization and accretion, amortization of non-cash interest expense, other (income) expense, (gains) losses on retirement of long-term obligations, net (gain) loss on interest rate swaps, (gains) losses on foreign currency swaps, impairment of available-for-sale securities, acquisition and integration costs, restructuring charges (credits), cumulative effect of a change in accounting principle and adjustments for noncontrolling interests, less sustaining capital expenditures. Separately, Adjusted Funds from Operations, as adjusted to exclude the impact of Nontypical Items, reflects Adjusted Funds from Operations, less other operating income resulting from the Nontypical Items, plus incremental operating expenses as a result of the Nontypical Items.
AFFO per share. We define AFFO per share as AFFO, including as adjusted to exclude the impact of Nontypical Items, divided by diluted weighted-average common shares outstanding.
Funds from Operations. We define Funds from Operations as Income (loss) from continuing operations plus real estate related depreciation, amortization and accretion and asset write-down charges, less noncontrolling interest and cash paid for preferred
    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 9
stock dividends (in periods where applicable), and is a measure of funds from operations attributable to CCIC common stockholders.
FFO per share. We define FFO per share as FFO divided by the diluted weighted-average common shares outstanding.
Organic Contribution to Site Rental Revenues. We define the Organic Contribution to Site Rental Revenues as the sum of the change in GAAP site rental revenues related to (1) new leasing activity, including revenues from the construction of small cells and the impact of prepaid rent, (2) escalators and less (3) non-renewals of tenant contracts.
Segment Measures
Segment Site Rental Gross Margin. We define Segment Site Rental Gross Margin as segment site rental revenues less segment site rental costs of operations, excluding stock-based compensation expense and prepaid lease purchase price adjustments recorded in consolidated site rental cost of operations.
Segment Services and Other Gross Margin. We define Segment Services and Other Gross Margin as segment services and other revenues less segment services and other costs of operations, excluding stock-based compensation expense recorded in consolidated services and other cost of operations.
Segment Operating Profit. We define Segment Operating Profit as segment site rental gross margin plus segment services and other gross margin, and segment other operating (income) expense, less selling, general and administrative expenses attributable to the respective segment.
All of these measurements of profit or loss are exclusive of depreciation, amortization and accretion, which are shown separately. Additionally, certain costs are shared across segments and are reflected in our segment measures through allocations that management believes to be reasonable.
Other Calculations
New leasing activity. We define new leasing activity as the impact to site rental revenue growth, exclusive of the impact of straight-line accounting, from (1) tenant additions across our entire portfolio, (2) renewals or extensions of tenant contracts, and (3) year-over-year changes in prepaid rent amortization.
Core leasing activity. We define core leasing activity as the impact to site rental revenue growth from tenant additions across our entire portfolio and renewals or extensions of tenant contracts, exclusive of the impacts of both straight-line accounting and prepaid rent amortization.
Discretionary capital expenditures. We define discretionary capital expenditures as those capital expenditures made with respect to activities which we believe exhibit sufficient potential to enhance long-term stockholder value. They primarily consist of expansion or development of communications infrastructure (including capital expenditures related to (1) enhancing communications infrastructure in order to add new tenants for the first time or support subsequent tenant equipment augmentations or (2) modifying the structure of a communications infrastructure asset to accommodate additional tenants) and construction of new communications infrastructure. Discretionary capital expenditures also include purchases of land interests (which primarily relates to land assets under towers as we seek to manage our interests in the land beneath our towers), certain technology-related investments necessary to support and scale future customer demand for our communications infrastructure, and other capital projects.
Sustaining capital expenditures. We define sustaining capital expenditures as those capital expenditures not otherwise categorized as either discretionary or integration capital expenditures, such as (1) maintenance capital expenditures on our communications infrastructure assets that enable our tenants' ongoing quiet enjoyment of the communications infrastructure and (2) ordinary corporate capital expenditures.
The tables set forth on the following pages reconcile the non-GAAP financial measures used herein to comparable GAAP financial measures. The components in these tables may not sum to the total due to rounding.
    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 10
Reconciliations of Non-GAAP Financial Measures, Segment Measures and Other Calculations to Comparable GAAP Financial Measures:
Reconciliation of Historical Adjusted EBITDA:

	For the Three Months Ended		For the Nine Months Ended			For the Twelve Months Ended
(in millions)	September 30, 2021	September 30, 2020	September 30, 2021		September 30, 2020	December 31, 2020
Income (loss) from continuing operations	$351	$163	$805	(a)	$548	$1,056
Adjustments to increase (decrease) Income (loss) from continuing operations:
Asset write-down charges	—	3	9		10	74
Acquisition and integration costs	—	2	1		9	10
Depreciation, amortization and accretion	413	406	1,229		1,207	1,608
Amortization of prepaid lease purchase price adjustments	4	5	14		14	18
Interest expense and amortization of deferred financing costs(b)	163	168	493		521	689
(Gains) losses on retirement of long-term obligations	1	95	145		95	95
Interest income	—	—	(1)		(2)	(2)
Other (income) expense	4	3	16		3	5
(Benefit) provision for income taxes	7	5	20		16	20
Stock-based compensation expense	33	33	100		106	133
Adjusted EBITDA(c)(d)	$976	$883	$2,831		$2,527	$3,706
Reconciliation of Current Outlook for Adjusted EBITDA:

	Full Year 2021			Full Year 2022
(in millions)	Outlook(f)			Outlook(f)
Income (loss) from continuing operations	$1,074	to	$1,154(a)	$1,384	to	$1,464
Adjustments to increase (decrease) Income (loss) from continuing operations:
Asset write-down charges	$15	to	$25	$15	to	$25
Acquisition and integration costs	$0	to	$8	$0	to	$8
Depreciation, amortization and accretion	$1,615	to	$1,710	$1,650	to	$1,745
Amortization of prepaid lease purchase price adjustments	$17	to	$19	$16	to	$18
Interest expense and amortization of deferred financing costs(e)	$633	to	$678	$615	to	$660
(Gains) losses on retirement of long-term obligations	$145	to	$145	$0	to	$100
Interest income	$(3)	to	$0	$(1)	to	$0
Other (income) expense	$1	to	$12	$0	to	$5
(Benefit) provision for income taxes	$18	to	$26	$25	to	$33
Stock-based compensation expense	$133	to	$143	$135	to	$139
Adjusted EBITDA(c)(d)	$3,764	to	$3,809	$3,999	to	$4,044
(a)Does not reflect the impact related to the ATO Settlement (as defined in the April 8-K), which is attributable to discontinued operations as discussed in the April 8-K.
(b)See reconciliation of "Components of Historical Interest Expense and Amortization of Deferred Financing Costs" for a discussion of non-cash interest expense.
(c)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for a discussion of our definition of Adjusted EBITDA.
(d)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
(e)See reconciliation of "Components of Current Outlook for Interest Expense and Amortization of Deferred Financing Costs" for a discussion of non-cash interest expense.
(f)As issued on October 20, 2021, and, with respect to the Current Full Year 2021 Outlook, unchanged from the prior full year 2021 Outlook issued on July 21, 2021.
    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 11
Reconciliation of Historical FFO and AFFO:

	For the Three Months Ended		For the Nine Months Ended			For the Twelve Months Ended
(in millions, except per share amounts)	September 30, 2021	September 30, 2020	September 30, 2021		September 30, 2020	December 31, 2020
Income (loss) from continuing operations	$351	$163	$805	(a)	$548	$1,056
Real estate related depreciation, amortization and accretion	400	393	1,190		1,167	1,555
Asset write-down charges	—	3	9		10	74
Dividends/distributions on preferred stock	—	(28)	—		(85)	(85)
FFO(b)(c)(d)(e)	$751	$531	$2,004		$1,640	$2,600
Weighted-average common shares outstanding—diluted	434	429	434		422	425
FFO per share(b)(c)(d)(e)	$1.73	$1.24	$4.62		$3.89	$6.12

FFO (from above)	$751	$531	$2,004		$1,640	$2,600
Adjustments to increase (decrease) FFO:
Straight-lined revenue	(38)	(4)	(73)		(27)	(22)
Straight-lined expense	18	21	58		61	83
Stock-based compensation expense	33	33	100		106	133
Non-cash portion of tax provision	3	(7)	3		3	1
Non-real estate related depreciation, amortization and accretion	13	13	39		40	53
Amortization of non-cash interest expense	3	1	9		4	6
Other (income) expense	4	3	16		3	5
(Gains) losses on retirement of long-term obligations	1	95	145		95	95
Acquisition and integration costs	—	2	1		9	10
Sustaining capital expenditures	(21)	(20)	(56)		(64)	(86)
AFFO(b)(c)(d)(e)	$767	$668	$2,246		$1,870	$2,878
Weighted-average common shares outstanding—diluted	434	429	434		422	425
AFFO per share(b)(c)(d)(e)	$1.77	$1.56	$5.18		$4.43	$6.78
(a)Does not reflect the impact related to the ATO Settlement (as defined in the April 8-K), which is attributable to discontinued operations as discussed in the April 8-K.
(b)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for a discussion of our definitions of FFO and AFFO, including per share amounts.
(c)FFO and AFFO are reduced by cash paid for preferred stock dividends during the period in which they are paid.
(d)Attributable to CCIC common stockholders.
(e)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 12
Reconciliation of Current Outlook for FFO and AFFO:

	Full Year 2021			Full Year 2022
(in millions, except per share amounts)	Outlook(f)			Outlook(f)
Income (loss) from continuing operations	$1,074	to	$1,154(a)	$1,384	to	$1,464
Real estate related depreciation, amortization and accretion	$1,569	to	$1,649	$1,607	to	$1,687
Asset write-down charges	$15	to	$25	$15	to	$25
FFO(b)(c)(d)	$2,720	to	$2,765	$3,068	to	$3,113
Weighted-average common shares outstanding—diluted(e)	434			435
FFO per share(b)(c)(d)(e)	$6.27	to	$6.37	$7.06	to	$7.16

FFO (from above)	$2,720	to	$2,765	$3,068	to	$3,113
Adjustments to increase (decrease) FFO:
Straight-lined revenue	$(117)	to	$(97)	$(129)	to	$(109)
Straight-lined expense	$63	to	$83	$56	to	$76
Stock-based compensation expense	$133	to	$143	$135	to	$139
Non-cash portion of tax provision	$(7)	to	$8	$0	to	$15
Non-real estate related depreciation, amortization and accretion	$46	to	$61	$43	to	$58
Amortization of non-cash interest expense	$4	to	$14	$5	to	$15
Other (income) expense	$1	to	$12	$0	to	$5
(Gains) losses on retirement of long-term obligations	$145	to	$145	$0	to	$100
Acquisition and integration costs	$0	to	$8	$0	to	$8
Sustaining capital expenditures	$(104)	to	$(94)	$(113)	to	$(93)
AFFO(b)(c)(d)	$2,943	to	$2,988	$3,178	to	$3,223
Weighted-average common shares outstanding—diluted(e)	434			435
AFFO per share(b)(c)(d)(e)	$6.78	to	$6.89	$7.31	to	$7.41
(a)Does not reflect the impact related to the ATO Settlement (as defined in the April 8-K), which is attributable to discontinued operations as discussed in the April 8-K.
(b)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for a discussion of our definitions of FFO and AFFO, including per share amounts.
(c)Attributable to CCIC common stockholders.
(d)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
(e)The assumption for diluted weighted-average common shares outstanding for both full year 2021 and full year 2022 Outlook is based on the diluted common shares outstanding as of September 30, 2021.
(f)As issued on October 20, 2021, and, with respect to the Current Full Year 2021 Outlook, unchanged from the prior full year 2021 Outlook issued on July 21, 2021.
    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 13
Reconciliation of Results Adjusted for Nontypical Items to As Reported Results:

	Midpoint of Current Full Year 2021(a)		Full Year 2020				Full Year 2021 Growth Rates (Outlook at the Midpoint)
(dollars in millions, except per share amounts)	Outlook		As Reported	Less: Impact from Nontypical Items		Exclusive of Impact from Nontypical Items	As Reported	Less: Impact from Nontypical Items		Exclusive of Impact from Nontypical Items
Site rental revenues	$5,700		$5,320	$—		$5,320	7%	—%		7%
Income (loss) from continuing operations(b)	1,114	(d)	1,056	(223)	(e)	833	5%	29%	(e)	34%
Income (loss) from continuing operations per share—diluted(b)(c)	2.57	(d)	2.35	(0.52)	(e)	1.83	9%	31%	(e)	40%
Adjusted EBITDA(b)	3,787		3,706	(286)	(f)	3,420	2%	9%	(f)	11%
AFFO(b)(c)	2,966		2,878	(286)	(f)	2,592	3%	11%	(f)	14%
AFFO per share(b)(c)	$6.83		$6.78	$(0.68)	(f)	$6.10	1%	11%	(f)	12%
(a)The Nontypical Items do not have a material impact on the full year 2021 Outlook, which previously contemplated the deployment of approximately 1,000 Sprint Corporation small cells, which were among the small cells that were cancelled by T-Mobile US, Inc. in the fourth quarter 2020, as described further in our press release dated January 27, 2021.
(b)See reconciliations herein for further information and reconciliation of non-GAAP financial measures to Income (loss) from continuing operations, as computed in accordance with GAAP.
(c)Attributable to CCIC common stockholders.
(d)Does not reflect the impact related to the ATO Settlement (as defined in the April 8-K), which is attributable to discontinued operations as discussed in the April 8-K.
(e)Impact from Nontypical Items on Income (loss) from continuing operations and Income (loss) from continuing operations per share—diluted included in the 2020 fourth quarter operating results is comprised of other operating income of $362 million, offset by incremental operating expenses of $76 million and associated asset write-downs of $63 million.
(f)Impact from Nontypical Items on Adjusted EBITDA, AFFO and AFFO per share included in the 2020 fourth quarter operating results is comprised of other operating income of $362 million, offset by incremental operating expenses of $76 million.
    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 14
Components of changes in site rental revenues for the quarters ended September 30, 2021 and 2020:

	Three Months Ended September 30,
(dollars in millions)	2021	2020
Components of changes in site rental revenues:(a)
Prior year site rental revenues exclusive of straight-lined revenues associated with fixed escalators(b)(c)	$1,335	$1,265

New leasing activity(b)(c)	98	93
Escalators	23	23
Non-renewals	(44)	(46)
Organic Contribution to Site Rental Revenues(d)	77	70
Impact from straight-lined revenues associated with fixed escalators	38	4
Acquisitions(e)	1	—
Other	—	—
Total GAAP site rental revenues	$1,451	$1,339

Year-over-year changes in revenue:
Reported GAAP site rental revenues	8.4%
Organic Contribution to Site Rental Revenues(d)(f)	5.8%
Components of the changes in site rental revenues for full year 2021 and 2022 Outlooks:

(dollars in millions)	Current Full Year 2021 Outlook(a)			Current Full Year 2022 Outlook(a)
Components of changes in site rental revenues:(b)
Prior year site rental revenues exclusive of straight-lined revenues associated with fixed escalators(c)(d)	$5,298			$5,593(h)

New leasing activity(c)(d)	$360	to	$390	$335	to	$365
Escalators	$90	to	$100	$95	to	$105
Non-renewals	$(180)	to	$(160)	$(195)	to	$(175)
Organic Contribution to Site Rental Revenues(e)	$280	to	$320	$245	to	$285
Impact from full year straight-lined revenues associated with fixed escalators	$97	to	$117	$109	to	$129
Acquisitions(f)	<$5			—
Other	—			—
Total GAAP site rental revenues	$5,677	to	$5,722	$5,952	to	$5,997

Year-over-year changes in revenue:
Reported GAAP site rental revenues(h)	7.1%			4.8%
Organic Contribution to Site Rental Revenues(e)(g)(h)	5.7%			4.7%
(a)As issued on October 20, 2021, and, with respect to the Current Full Year 2021 Outlook, unchanged from the prior full year 2021 Outlook issued on July 21, 2021.
(b)Additional information regarding Crown Castle's site rental revenues, including projected revenue from tenant licenses, straight-lined revenues and prepaid rent is available in Crown Castle's quarterly Supplemental Information Package posted in the Investors section of its website.
(c)Includes revenues from amortization of prepaid rent in accordance with GAAP.
(d)Includes revenues from the construction of new small cell nodes, exclusive of straight-lined revenues related to fixed escalators.
(e)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" herein.
(f)Represents the contribution from recent acquisitions. The financial impact of recent acquisitions is excluded from Organic Contribution to Site Rental Revenues until the one-year anniversary of the acquisition.
(g)Calculated as the percentage change from prior year site rental revenues, exclusive of straight-lined revenues associated with fixed escalations, compared to Organic Contribution to Site Rental Revenues for the current period.
(h)Calculated based on midpoint of respective full year outlook.
    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 15
Components of Historical Interest Expense and Amortization of Deferred Financing Costs:

	For the Three Months Ended
(in millions)	September 30, 2021	September 30, 2020
Interest expense on debt obligations	$160	$167
Amortization of deferred financing costs and adjustments on long-term debt, net	6	6
Capitalized interest	(3)	(5)
Interest expense and amortization of deferred financing costs	$163	$168
Components of Current Outlook for Interest Expense and Amortization of Deferred Financing Costs:

	Full Year 2021			Full Year 2022
(in millions)	Outlook			Outlook
Interest expense on debt obligations	$638	to	$658	$617	to	$637
Amortization of deferred financing costs and adjustments on long-term debt, net	$21	to	$26	$25	to	$30
Capitalized interest	$(17)	to	$(12)	$(20)	to	$(15)
Interest expense and amortization of deferred financing costs	$633	to	$678	$615	to	$660

    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 16
Debt balances and maturity dates as of September 30, 2021 are as follows:

(in millions)	Face Value	Final Maturity
Cash, cash equivalents and restricted cash	$542

3.849% Secured Notes	1,000	Apr. 2023
Secured Notes, Series 2009-1, Class A-2(a)	55	Aug. 2029
Tower Revenue Notes, Series 2018-1(b)	250	July 2043
Tower Revenue Notes, Series 2015-2(b)	700	May 2045
Tower Revenue Notes, Series 2018-2(b)	750	July 2048
Finance leases and other obligations	240	Various
Total secured debt	$2,995
2016 Revolver(c)	—	June 2026
2016 Term Loan A	1,231	June 2026
Commercial Paper Notes(d)	665	Oct. 2021
3.150% Senior Notes	750	July 2023
3.200% Senior Notes	750	Sept. 2024
1.350% Senior Notes	500	July 2025
4.450% Senior Notes	900	Feb. 2026
3.700% Senior Notes	750	June 2026
1.050% Senior Notes	1,000	July 2026
4.000% Senior Notes	500	Mar. 2027
3.650% Senior Notes	1,000	Sept. 2027
3.800% Senior Notes	1,000	Feb. 2028
4.300% Senior Notes	600	Feb. 2029
3.100% Senior Notes	550	Nov. 2029
3.300% Senior Notes	750	July 2030
2.250% Senior Notes	1,100	Jan. 2031
2.100% Senior Notes	1,000	Apr. 2031
2.500% Senior Notes	750	July 2031
2.900% Senior Notes	1,250	Apr. 2041
4.750% Senior Notes	350	May 2047
5.200% Senior Notes	400	Feb. 2049
4.000% Senior Notes	350	Nov. 2049
4.150% Senior Notes	500	July 2050
3.250% Senior Notes	900	Jan. 2051
Total unsecured debt	$17,546
Total net debt	$19,999
(a)The Senior Secured Notes, 2009-1, Class A-2 principal amortizes over a period ending in August 2029.
(b)If the respective series of such debt is not paid in full on or prior to an applicable anticipated repayment date, then the Excess Cash Flow (as defined in the indenture) of the issuers of such notes will be used to repay principal of the applicable series, and additional interest (of an additional approximately 5% per annum) will accrue on the respective series. The Senior Secured Tower Revenue Notes 2015-2 have an anticipated repayment date in 2025. The Senior Secured Tower Revenue Notes, 2018-1 and 2018-2 have anticipated repayment dates in 2023 and 2028, respectively. Notes are prepayable at par if voluntarily repaid within certain repayment windows (typically twelve to eighteen months or less prior to maturity); earlier prepayment may require additional consideration.
(c)As of September 30, 2021, the undrawn availability under the $5.0 billion 2016 Revolver was $5.0 billion.
(d)As of September 30, 2021, the Company had $335 million available for issuance under the $1.0 billion unsecured commercial paper program ("CP Program"). The maturities of the Commercial Paper Notes, when outstanding, may vary but may not exceed 397 days from the date of issue.
    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 17
Net Debt to Last Quarter Annualized Adjusted EBITDA is computed as follows:

(dollars in millions)	For the Three Months Ended September 30, 2021
Total face value of debt	$20,541
Less: Ending cash, cash equivalents and restricted cash	542
Total Net Debt	$19,999

Adjusted EBITDA for the three months ended September 30, 2021	$976
Last quarter annualized Adjusted EBITDA	3,904
Net Debt to Last Quarter Annualized Adjusted EBITDA	5.1	x
Components of Capital Expenditures:(a)

	For the Three Months Ended
(in millions)	September 30, 2021				September 30, 2020
	Towers	Fiber	Other	Total	Towers	Fiber	Other	Total
Discretionary:
Purchases of land interests	$11	$—	$—	$11	$12	$—	$—	$12
Communications infrastructure improvements and other capital projects	31	217	3	251	61	274	10	345
Sustaining	4	12	5	21	3	13	4	20
Total	$46	$229	$8	$283	$76	$287	$14	$377

	For the Nine Months Ended
(in millions)	September 30, 2021				September 30, 2020
	Towers	Fiber	Other	Total	Towers	Fiber	Other	Total
Discretionary:
Purchases of land interests	$46	$—	$—	$46	$41	$—	$—	$41
Communications infrastructure improvements and other capital projects	104	666	20	790	220	888	25	1,133
Sustaining	10	35	11	56	11	38	15	64
Total	$160	$701	$31	$892	$272	$926	$40	$1,238
(a)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for further discussion of our components of capital expenditures.
    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 18
Cautionary Language Regarding Forward-Looking Statements
This news release contains forward-looking statements and information that are based on our management's current expectations as of the date of this news release. Statements that are not historical facts are hereby identified as forward-looking statements. In addition, words such as "estimate," "see," "anticipate," "project," "plan," "intend," "believe," "expect," "likely," "predicted," "positioned," "continue," "target," "focus," and any variations of these words and similar expressions are intended to identify forward-looking statements. Such statements include our full year 2021 and 2022 Outlook and plans, projections, and estimates regarding (1) potential benefits, growth, returns, capabilities, opportunities and shareholder value which may be derived from our business, strategy, risk profile, assets and customer solutions, investments, acquisitions and dividends, (2) our business, strategy, strategic position, business model and capabilities and the strength thereof, (3) 5G deployment in the United States and our customers' strategy and plans with respect thereto and demand for our assets and solutions created by such deployment and our customers' strategy and plans, (4) our long-and short-term prospects and the trends, events and industry activities impacting our business, (5) opportunities we see to deliver value to our shareholders, (6) our dividends (including timing of payment thereof), dividend targets, dividend payout ratio, and our long- and short-term dividend (including on a per share basis) growth rate (including compound annual growth rate), and its driving factors, (7) debt maturities, (8) cash flows, including growth thereof, (9) leasing environment (including with respect to tower application volumes) and the leasing activity we see in our business, and benefits and opportunities created thereby, (10) tenant non-renewals, including the impact and timing thereof, (11) capital expenditures, including sustaining and discretionary capital expenditures, the timing thereof and any benefits that may result therefrom, (12) revenues and growth thereof and benefits derived therefrom, (13) the recurrence and impact of Nontypical Items, (14) Income (loss) from continuing operations (including on a per share basis and as adjusted for Nontypical Items), (15) Adjusted EBITDA (including as adjusted for Nontypical Items), including components thereof and growth thereof, (16) costs and expenses, including interest expense and amortization of deferred financing costs, (17) FFO (including on a per share basis) and growth thereof, (18) AFFO (including on a per share basis and as adjusted for Nontypical Items) and its components and growth (including with respect to compound annual growth rate) thereof and corresponding driving factors, (19) Organic Contribution to Site Rental Revenues and its components, including growth thereof and contributions therefrom, (20) our weighted-average common shares outstanding (including on a diluted basis) and growth thereof, (21) site rental revenues, and the growth thereof, (22) annual small cell deployment, (23) fiber solutions growth, (24) prepaid rent, including the additions and the amortization and growth thereof, (25) our carbon neutral goal and plans related thereto, (26) demand for data and connectivity, (27) impact from T-Mobile and Sprint network consolidation, (28) strength of our balance sheet and (29) the utility of certain financial measures, including non-GAAP financial measures. All future dividends are subject to declaration by our board of directors.
Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and the following:
•Our business depends on the demand for our communications infrastructure, driven primarily by demand for data, and we may be adversely affected by any slowdown in such demand. Additionally, a reduction in the amount or change in the mix of network investment by our tenants may materially and adversely affect our business (including reducing demand for our communications infrastructure or services).
•A substantial portion of our revenues is derived from a small number of tenants, and the loss, consolidation or financial instability of any of such tenants may materially decrease revenues or reduce demand for our communications infrastructure and services.
•The expansion or development of our business, including through acquisitions, increased product offerings or other strategic growth opportunities, may cause disruptions in our business, which may have an adverse effect on our business, operations or financial results.
•Our Fiber segment has expanded rapidly, and the Fiber business model contains certain differences from our Towers business model, resulting in different operational risks. If we do not successfully operate our Fiber business model or identify or manage the related operational risks, such operations may produce results that are lower than anticipated.
•Failure to timely, efficiently and safely execute on our construction projects could adversely affect our business.
•Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.
•We have a substantial amount of indebtedness. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets to meet our debt payment obligations.
•Sales or issuances of a substantial number of shares of our common stock or securities convertible into shares of our common stock may adversely affect the market price of our common stock.
•As a result of competition in our industry, we may find it more difficult to negotiate favorable rates on our new or renewing tenant contracts.
•New technologies may reduce demand for our communications infrastructure or negatively impact our revenues.
    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 19
•If we fail to retain rights to our communications infrastructure, including the rights to land under our towers and the right-of-way and other agreements related to our small cells and fiber, our business may be adversely affected.
•Our services business has historically experienced significant volatility in demand, which reduces the predictability of our results.
•The restatement of our previously issued financial statements, the errors that resulted in such restatement, the material weakness that was previously identified in our internal control over financial reporting and the determination that our internal control over financial reporting and disclosure controls and procedures were not effective, could result in loss of investor confidence, shareholder litigation or governmental proceedings or investigations, any of which could cause the market value of our common stock or debt securities to decline or impact our ability to access the capital markets.
•New wireless technologies may not deploy or be adopted by tenants as rapidly or in the manner projected.
•If we fail to comply with laws or regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.
•If radio frequency emissions from wireless handsets or equipment on our communications infrastructure are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs or revenues.
•Certain provisions of our restated certificate of incorporation, amended and restated by-laws and operative agreements, and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.
•We may be vulnerable to security breaches or other unforeseen events that could adversely affect our operations, business, and reputation.
•Future dividend payments to our stockholders will reduce the availability of our cash on hand available to fund future discretionary investments, and may result in a need to incur indebtedness or issue equity securities to fund growth opportunities. In such event, the then current economic, credit market or equity market conditions will impact the availability or cost of such financing, which may hinder our ability to grow our per share results of operations.
•Remaining qualified to be taxed as a REIT involves highly technical and complex provisions of the U.S. Internal Revenue Code. Failure to remain qualified as a REIT would result in our inability to deduct dividends to stockholders when computing our taxable income, which would reduce our available cash.
•Complying with REIT requirements, including the 90% distribution requirement, may limit our flexibility or cause us to forgo otherwise attractive opportunities, including certain discretionary investments and potential financing alternatives.
•REIT related ownership limitations and transfer restrictions may prevent or restrict certain transfers of our capital stock.
•The impact of COVID-19 and related risks could materially affect our financial position, results of operations and cash flows.
Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC. Our filings with the SEC are available through the SEC website at www.sec.gov or through our investor relations website at investor.crowncastle.com. We use our investor relations website to disclose information about us that may be deemed to be material. We encourage investors, the media and others interested in us to visit our investor relations website from time to time to review up-to-date information or to sign up for e-mail alerts to be notified when new or updated information is posted on the site.
As used in this release, the term "including," and any variation thereof, means "including without limitation."
    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 20

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (Amounts in millions, except par values)

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$357	$232
Restricted cash	180	144
Receivables, net	493	431
Prepaid expenses	120	95
Other current assets	182	202
Total current assets	1,332	1,104
Deferred site rental receivables	1,516	1,408
Property and equipment, net	15,174	15,162
Operating lease right-of-use assets	6,659	6,464
Goodwill	10,078	10,078
Other intangible assets, net	4,115	4,433
Other assets, net	130	119
Total assets	$39,004	$38,768

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$231	$230
Accrued interest	141	199
Deferred revenues	822	704
Other accrued liabilities	376	378
Current maturities of debt and other obligations	72	129
Current portion of operating lease liabilities	345	329
Total current liabilities	1,987	1,969
Debt and other long-term obligations	20,293	19,151
Operating lease liabilities	6,000	5,808
Other long-term liabilities	2,208	2,379
Total liabilities	30,488	29,307
Commitments and contingencies
CCIC stockholders' equity:
Common stock, $0.01 par value; 600 shares authorized; shares issued and outstanding: September 30, 2021—432 and December 31, 2020—431	4	4
Additional paid-in capital	17,982	17,933
Accumulated other comprehensive income (loss)	(3)	(4)
Dividends/distributions in excess of earnings	(9,467)	(8,472)
Total equity	8,516	9,461
Total liabilities and equity	$39,004	$38,768
    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 21

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (Amounts in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net revenues:
Site rental	$1,451	$1,339	$4,245	$3,968
Services and other	167	147	441	379
Net revenues	1,618	1,486	4,686	4,347
Operating expenses:
Costs of operations:(a)
Site rental	397	370	1,168	1,123
Services and other	115	117	301	324
Selling, general and administrative	167	154	500	493
Asset write-down charges	—	3	9	10
Acquisition and integration costs	—	2	1	9
Depreciation, amortization and accretion	413	406	1,229	1,207
Total operating expenses	1,092	1,052	3,208	3,166
Operating income (loss)	526	434	1,478	1,181
Interest expense and amortization of deferred financing costs	(163)	(168)	(493)	(521)
Gains (losses) on retirement of long-term obligations	(1)	(95)	(145)	(95)
Interest income	—	—	1	2
Other income (expense)	(4)	(3)	(16)	(3)
Income (loss) before income taxes	358	168	825	564
Benefit (provision) for income taxes	(7)	(5)	(20)	(16)
Income (loss) from continuing operations	351	163	805	548
Discontinued operations:
Net gain (loss) from disposal of discontinued operations, net of tax	—	—	(62)	—
Income (loss) from discontinued operations, net of tax	—	—	(62)	—
Net income (loss)	351	163	743	548
Dividends/distributions on preferred stock	—	—	—	(57)
Net income (loss) attributable to CCIC common stockholders	$351	$163	$743	$491

Net income (loss) attributable to CCIC common stockholders, per common share:
Income (loss) from continuing operations, basic	$0.81	$0.38	$1.86	$1.17
Income (loss) from discontinued operations, basic	—	—	(0.14)	—
Net income (loss) attributable to CCIC common stockholders, basic	$0.81	$0.38	$1.72	$1.17
Income (loss) from continuing operations, diluted	$0.81	$0.38	$1.85	$1.17
Income (loss) from discontinued operations, diluted	—	—	(0.14)	—
Net income (loss) attributable to CCIC common stockholders, diluted	$0.81	$0.38	$1.71	$1.17

Weighted-average common shares outstanding:
Basic	432	427	432	420
Diluted	434	429	434	422
(a)Exclusive of depreciation, amortization and accretion shown separately.
    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 22

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (In millions of dollars)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Income (loss) from continuing operations	$805	$548
Adjustments to reconcile Income (loss) from continuing operations to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	1,229	1,207
(Gains) losses on retirement of long-term obligations	145	95
Amortization of deferred financing costs and other non-cash interest, net	9	4
Stock-based compensation expense	100	108
Asset write-down charges	9	10
Deferred income tax (benefit) provision	4	2
Other non-cash adjustments, net	18	4
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in liabilities	(100)	(29)
Decrease (increase) in assets	(164)	121
Net cash provided by (used for) operating activities	2,055	2,070
Cash flows from investing activities:
Capital expenditures	(892)	(1,238)
Payments for acquisitions, net of cash acquired	(27)	(86)
Other investing activities, net	8	(12)
Net cash provided by (used for) investing activities	(911)	(1,336)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	3,985	3,733
Principal payments on debt and other long-term obligations	(1,057)	(80)
Purchases and redemptions of long-term debt	(2,089)	(2,490)
Borrowings under revolving credit facility	580	2,140
Payments under revolving credit facility	(870)	(2,145)
Net borrowings (repayments) under commercial paper program	380	(80)
Payments for financing costs	(43)	(38)
Purchases of common stock	(69)	(75)
Dividends/distributions paid on common stock	(1,738)	(1,531)
Dividends/distributions paid on preferred stock	—	(85)
Net cash provided by (used for) financing activities	(921)	(651)
Net increase (decrease) in cash, cash equivalents, and restricted cash - continuing operations	223	83
Discontinued operations:
Net cash provided by (used for) operating activities	(62)	—
Net increase (decrease) in cash, cash equivalents and restricted cash - discontinued operations	(62)	—
Effect of exchange rate changes on cash	—	—
Cash, cash equivalents, and restricted cash at beginning of period	381	338
Cash, cash equivalents, and restricted cash at end of period	$542	$421
Supplemental disclosure of cash flow information:
Interest paid	542	564
Income taxes paid	17	13
    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 23

CROWN CASTLE INTERNATIONAL CORP. SEGMENT OPERATING RESULTS (UNAUDITED) (In millions of dollars)

SEGMENT OPERATING RESULTS
	Three Months Ended September 30, 2021				Three Months Ended September 30, 2020
	Towers	Fiber	Other	Consolidated Total	Towers	Fiber	Other	Consolidated Total
Segment site rental revenues	$972	$479		$1,451	$877	$462		$1,339
Segment services and other revenues	162	5		167	142	5		147
Segment revenues	1,134	484		1,618	1,019	467		1,486
Segment site rental costs of operations	227	163		390	216	145		361
Segment services and other costs of operations	108	4		112	111	4		115
Segment costs of operations(a)(b)	335	167		502	327	149		476
Segment site rental gross margin(c)	745	316		1,061	661	317		978
Segment services and other gross margin(c)	54	1		55	31	1		32
Segment selling, general and administrative expenses(b)	27	44		71	22	42		64
Segment operating profit(c)	772	273		1,045	670	276		946
Other selling, general and administrative expenses(b)			$69	69			$63	63
Stock-based compensation expense			33	33			33	33
Depreciation, amortization and accretion			413	413			406	406
Interest expense and amortization of deferred financing costs			163	163			168	168
Other (income) expenses to reconcile to income (loss) before income taxes(d)			9	9			108	108
Income (loss) before income taxes				$358				$168

FIBER SEGMENT SITE RENTAL REVENUES SUMMARY
	Three Months Ended September 30,
	2021			2020
	Fiber Solutions	Small Cells	Total	Fiber Solutions	Small Cells	Total
Site rental revenues	$327	$152	$479	$323	$139	$462
(a)    Exclusive of depreciation, amortization and accretion shown separately.
(b)    Segment cost of operations excludes (1) stock-based compensation expense of $6 million in each of the three months ended September 30, 2021 and 2020 (2) prepaid lease purchase price adjustments of $4 million and $5 million for the three months ended September 30, 2021 and 2020, respectively. Selling, general and administrative expenses exclude stock-based compensation expense of $27 million in each of the three months ended September 30, 2021 and 2020.
(c) See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for a discussion of our definitions of segment site rental gross margin, segment services and other gross margin and segment operating profit.
(d)    See condensed consolidated statement of operations for further information.
    The pathway to possible.
     CrownCastle.com

News Release continued:	Page 24

SEGMENT OPERATING RESULTS
	Nine Months Ended September 30, 2021				Nine Months Ended September 30, 2020
	Towers	Fiber	Other	Consolidated Total	Towers	Fiber	Other	Consolidated Total
Segment site rental revenues	$2,819	$1,426		$4,245	$2,612	$1,356		$3,968
Segment services and other revenues	427	14		441	367	12		379
Segment revenues	3,246	1,440		4,686	2,979	1,368		4,347
Segment site rental costs of operations	659	485		1,144	648	447		1,095
Segment services and other costs of operations	285	10		295	311	8		319
Segment costs of operations(a)(b)	944	495		1,439	959	455		1,414
Segment site rental gross margin(c)	2,160	941		3,101	1,964	909		2,873
Segment services and other gross margin(c)	142	4		146	56	4		60
Segment selling, general and administrative expenses(b)	78	133		211	71	137		208
Segment operating profit(c)	2,224	812		3,036	1,949	776		2,725
Other selling, general and administrative expenses(b)			$205	205			$198	198
Stock-based compensation expense			100	100			106	106
Depreciation, amortization and accretion			1,229	1,229			1,207	1,207
Interest expense and amortization of deferred financing costs			493	493			521	521
Other (income) expenses to reconcile to income (loss) before income taxes(d)			184	184			129	129
Income (loss) before income taxes				$825				$564

FIBER SEGMENT SITE RENTAL REVENUES SUMMARY
	Nine Months Ended September 30,
	2021			2020
	Fiber Solutions	Small Cells	Total	Fiber Solutions	Small Cells	Total
Site rental revenues	$987	$439	$1,426	$950	$406	$1,356
(a)    Exclusive of depreciation, amortization and accretion shown separately.
(b)    Segment cost of operations excludes (1) stock-based compensation expense of $16 million and $19 million for the nine months ended September 30, 2021 and 2020, respectively and (2) prepaid lease purchase price adjustments of $14 million in each of the nine months ended September 30, 2021 and 2020. Selling, general and administrative expenses exclude stock-based compensation expense of $84 million and $87 million for the nine months ended September 30, 2021 and 2020, respectively.
(c) See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for a discussion of our definitions of segment site rental gross margin, segment services and other gross margin and segment operating profit.
(d)    See condensed consolidated statement of operations for further information.
    The pathway to possible.
     CrownCastle.com